Exhibit 6.5

CONTRACT SERVICES AGREEMENT

This Agreement made and entered into this 0h day of March, 2019, by and between Greene Concepts Inc (“Company”), and Dr. William Rowe (“Contractor”). The parties recite that:

A. Company maintains business premises at located at 13195 Hwy 221N, Marion, NC 28752 and the Company is engaged in the bottling and beverage industry.

B. Contractor is willing to be retained by Company, and Company is willing to employ Contractor, on the terms and conditions hereinafter set forth. For the reasons set forth above, and in consideration of the mutual covenants and promises of the parties hereto, Company and Contractor covenant and agree as follows:

1. AGREEMENT FOR SERVICES

Company hereby retains Contractor William Rowe / Nutrasource as an Advisory Board Director for Greene Concepts Inc. and Contractor hereby accepts and agrees to the position.

2. DESCRIPTION OF CONTRACTOR’S DUTIES

Subject to the supervision and pursuant to the orders, advice, and direction of Company, Contractor shall perform such duties as are customarily performed by one holding such position in other businesses or enterprises of the same or similar nature as that engaged in by Company. Contractor shall additionally render such other and unrelated services and duties as may be assigned to her from time to time by Company.

3. MANNER OF PERFORMANCE OF CONTRACTOR’S DUTIES

Contractor shall at all times faithfully, industriously, and to the best of his ability, experience, and talent, perform all duties that may be required of and from her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Company. Such duties shall be rendered at such places as Company shall in good faith require or as the interests, needs, business, and opportunities of Company shall require or make advisable.

4. DURATION OF EMPLOYMENT

The term of employment shall be one (1) year, commencing on the 10th of February, 2019, and terminating the 9th of February, 2020, and can be renewed on a year to year basis, subject however, to prior termination as otherwise provided herein.

5. COMPENSATION; REIMBURSEMENT

Company shall pay Contractor and Contractor agrees to accept from Company, in full payment for Contractor’s services hereunder, compensation in the form of nine thousand (35,000) shares of the Company’s Series A Preferred Stock (Series A Preferred Stock is convertible into the Company’s Common stock at a rate of 100 shares Common for 1 share of Preferred). Stock shall be issued within 30 days of the signing of this agreement. In addition to the foregoing, Company will reimburse Contractor for any and all necessary, customary, and usual expenses incurred by his while traveling for and on behalf of the Company pursuant to Company’s directions.

6. NONDISCLOSURE OF INFORMATION CONCERNING BUSINESS

Contractor will not at any time, in any fashion, form, or manner, either directly or indirectly divulge, disclose, or communicate to any person, firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of Company, including, without limitation, the names of any its customers, the prices it obtains or has obtained, or at which it sells or has sold its products, or any other information concerning the business of Company, its manner of operation, or its plans, processes, or other date of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important. The parties hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Company, and its good will, and that any breach of the terms of this section is a material breach of this agreement.

7. OPTION TO TERMINATE ON PERMANENT DISABILITY OF CONTRACTOR

Not withstanding anything in this agreement to the contrary, Company is hereby given the option to terminate this agreement in the event that during the term hereof Contractor shall become permanently disabled, as the term “permanently disabled” is hereinafter fixed and defined. Such option shall be exercised by Company giving notice to Contractor by registered mail, addressed to his in care of Company at the above stated address, or at such other address as Contractor shall designate in writing, of its intention to terminate this agreement on the last day of the month during which such notice is mailed. On the giving of such notice this agreement and the term hereof shall cease and come to an end on the last day of the month in which the notice is mailed, with the same force and effect as if such last day of the month were the date originally set forth as the termination date. For purposes of this agreement, Contractor shall be deemed to have become permanently disabled if, during any year of the term hereof, because of ill health, physical or mental disability, or for other causes beyond his control, he shall have been continuously unable or unwilling or have failed to perform his duties hereunder for thirty (30) consecutive days, or if, during any year of the term hereof, he/she shall have been unable or unwilling or have failed to perform his duties for a total period of thirty (30) days, whether consecutive or not.

8. DISCONTINUANCE OF BUSINESS AS TERMINATION OF EMPLOYMENT

Anything herein contained to the contrary notwithstanding, in the event that Company shall discontinue operations at the premises mentioned above, then this agreement shall cease and terminate as of the last day of the month in which operations cease with the same force and effect as if such last day of the month were originally set forth as the termination date hereof.

9. CONTRACTOR’S COMMITMENTS BINDING ON COMPANY ONLY ON WRITTEN CONSENT

Contractor shall not have the right to make any contracts or other commitments for or on behalf of Company without the written consent of Company.

10. CONTRACT TERMS TO BE EXCLUSIVE

This written agreement contains the sole and entire agreement between the parties, and supersedes any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this agreement or any representations inducing the execution and delivery hereof except such representations as are specifically set forth herein, and each party acknowledges that he/she has relied on her or its own judgment in entering into the agreement. The parties further acknowledge that any statements or representations that may have heretofore been made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.

11. WAIVER OR MODIFICATION INEFFECTIVE UNLESS IN WRITING

No waiver or modification of this agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this paragraph may not be waived except as herein set forth.

12. CONTRACT GOVERNED BY LAW

This agreement and performance hereunder shall be construed in accordance with the laws of the State of Florida.

13. BINDING EFFECT OF AGREEMENT

This agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors, and assigns.

Company
Greene Concepts

Karen Howard, President

Contractor
William Rowe/ Nutrasource

William Rowe